EXHIBIT 99.1

SUMMARY OF OPTIONS SUBJECT TO ACCELERATION

	Aggregate number of shares issuable upon accelerated stock options	Weighted average exercise price per share

Executive officers	30,000	$8.98
All other employees	996,197	$9.07
Total	1,026,197	$9.06